Exhibit 4.19

Amendment number 1
To
Advisory Agreement

This amendment (the “Amendment”) is entered into this 16th day of November, 2009 by and among B.O.S. Better Online Solutions Ltd., a company incorporated under the laws of the State of Israel, having a place of business at 20 Freiman St., Rishon LeZion, Israel (the “Company”) and Telegraph Hill Group LLC, having its offices at 582 Market Street, Suite 700, San Francisco, CA 94104, USA (“THG”).

Whereas,	The parties to this Amendment have entered into a certain Advisory Agreement dated September 1, 2009 (the “Advisory Agreement”); and

Whereas,	The parties desire to amend certain terms and provisions of the Advisory Agreement, all as more fully set forth herein.

Now therefore, the parties herby agree as follows:

1.	General Provisions

1.1	Except for the amendments explicitly set forth herein, all other terms and conditions of the Advisory Agreement remain in full force and effect.

1.2	Any term not specifically defined herein shall have the meaning ascribed thereto in the Advisory Agreement.

2.	Amendments to Employment Agreement

2.1	Section 4.1 shall be re-numbered tosection 4.1A.

2.2	A new section -Section 4.1B - shall be added to the Advisory Agreement, which shall read as follows:

"The Company shall pay the Consultant an amount equal to 5% of the Revenues (as defined below) received by the Company from any approved Potential Partner, who entered into a Commercial Arrangement with the Company. The Company will provide all the necessary information to be invoiced by the Consultant (or any affiliate entity) and payment should be made with 45 days from the date of collection of receivables by the Company. For purposes hereof, the term "Revenues" shall mean amounts actually received by the Company from the Potential Partner in connection with such Commercial Arrangement for the Hardware and Software components of such agreement and less any amounts paid as commissions to the third parties. In order to remove any doubt, the Consultant shall not be entitled to any commission calculated out of any revenues receive by the Company for the support and maintenance services components within such Commercial Agreement."

2.3	Section 4.3 shall read as follows:

“The Company shall not be liable to reimburse or otherwise pay the Consultant for any expenses the Consultant incurs in its performance of this agreement, unless approved beforehand by the Company.”

2.4	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

In Witness Whereof, the parties have hereunto set their hand upon the date hereof.

B.O.S. Better Online Solutions Ltd.	Telegraph Hill Group LLC.

Name:	Name:
Title:	Title:

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